Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

My Size Inc.

Airport City, Israel

We consent to the incorporation by reference in the registration statements No. 333-223042, No. 333-222535, No. 333-221199, No. 333-216414 and No. 333-213727 on Form S-3 and registration statement No. 333-222537 on Form S-8 and registration statement No. 333-221741 on Form S-1 of My Size Inc. (the “Company”) of our report dated March 21, 2018, with respect to the consolidated balance sheets of the Company as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10-K of the Company.

/s/ Somekh Chaikin

Certified Public Accountants (Isr.)

Member Firm of KPMG International

Tel Aviv, Israel
March 21, 2018